UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     December 17, 2003

ValueClick, Inc.

(Exact name of registrant as specified in its chapter)

Delaware	000-30135	77-0495335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4353 Park Terrace Drive, Westlake Village, California		91361
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (818) 575-4500

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events and Regulation FD Disclosure.

On December 17, 2003, we closed the acquisition of Hi-Speed Media, Inc., a California corporation (“Hi-Speed Media”), pursuant to an Agreement and Plan of Merger, dated as of December 7, 2003, by and among ValueClick, Inc., a Delaware corporation (“ValueClick”), HS Acquisition Corp., a California corporation and a wholly-owned subsidiary of ValueClick, Hi-Speed Media, the shareholders of Hi-Speed Media and Farshad Fardad, in his capacity as Shareholder Agent.

Under the terms of the agreement, ValueClick has acquired all of the outstanding capital stock of Hi-Speed Media for an aggregate purchase price of approximately $9.0 million in cash and additional contingent cash consideration of up to $1.0 million per quarter, assuming the achievement of certain revenue and operating income milestones over the eight quarters beginning January 1, 2004.  In the transaction, Hi-Speed Media’s outstanding employee stock options were converted into options to purchase approximately 80,000 shares of ValueClick common stock.

Hi-Speed Media is an online direct response sales and marketing solution for online and offline companies. Its marketing platform comprises over 40 million consumer profiles, and enables business marketers to identify, reach, and build relationships with consumers. Hi-Speed also has e-commerce sites offering financial and consumer products.

The foregoing descriptions of the terms of the merger agreement do not purport to be complete statements of the parties’ rights and obligations thereunder, and are qualified in their entirety by reference to the definitive merger agreement and related documents and agreements.  Certain additional matters relating to the merger are described in ValueClick’s press release dated December 18, 2003 which is attached as Exhibit 99.1 hereto and the contents of which are also hereby incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial statements of businesses acquired.

N/A

(b) Pro forma financial information.

N/A

(c) Exhibits.

Exhibit No.	Item

99.1	Press Release disseminated December 18, 2003 announcing the completion of the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

Date: December 19, 2003	/s/ Samuel J. Paisley
Samuel J. Paisley, Chief Financial Officer